Exhibit 99.2

Event ID: 139598467169
Event Name: Q3 2016 J C Penney Company Inc Earnings Call
Event Date: 2016-11-11T13:30:00 UTC

C: Trent Kruse;J.C. Penney Company, Inc.;VP, IR & Communications
C: Marvin Ellison; J.C. Penney Company, Inc.; Chairman & CEO
C: Ed Record; J.C. Penney Company, Inc.;EVP & CFO
P: David Glick; Buckingham Research Group; Analyst
P: Paul Trussell; Deutsche Bank; Analyst
P: Steve Ruggiero; R.W. Pressprich; Analyst
P: Neely Tamminga; Piper Jaffray; Analyst
P: Omar Saad; Evercore ISI; Analyst
P: Kimberly Greenberger; Morgan Stanley; Analyst
P: Jeff Stein; Northcoast Research; Analyst
P: Matthew Boss; JPMorgan Chase; Analyst
P: Operator;;

+++ presentation

Operator^ Good day, ladies and gentlemen and welcome to the JCPenney Q3 2016 earnings conference call. (Operator Instructions). As a reminder, today's conference call is being recorded. I would now like to turn the conference over to Trent Kruse. Please go ahead.

Trent Kruse^ Thank you, Candace and good morning, everyone. As a reminder, the presentation this morning includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which reflects the Company's current view of future events and financial performance. The words expect, plan, anticipate, believe and similar expressions identify forward-looking statements.

Any such forward-looking statements are subject to risks and uncertainties and the Company's future results of operations could differ materially from historical results or current expectations. For more details on these risks, please refer to the Company's Form 10-Q and other SEC filings.

Please note that no portion of this presentation may be rebroadcast in any form without the prior written consent of JCPenney. For those listening after November 11, 2016, please note that this presentation will not be updated and it is possible that the information discussed will no longer be current.

Also, supplemental reference slides are available on our Investor Relations website. While management will not be speaking directly to the slides, these slides are meant to facilitate your review of the Company's results and to be used as a reference document following the call.

Joining us on today's call are Marvin Ellison, Chairman and CEO of JCPenney and Ed Record, our CFO. Following our prepared remarks, we will look forward to taking your questions. With that, I will now turn the call over to our Chairman and CEO, Marvin Ellison.

Marvin Ellison^ Thank you, Trent. Good morning, everyone. For the third quarter, we were extremely pleased with the strong performance in several areas of our business, including our new growth initiatives in categories that are less weather-dependent. The strategic (technical difficulty) we laid out at our Analyst Day in particular -- home refresh, omnichannel, beauty and special sizes -- delivered outstanding performance for the third quarter.

For the quarter, October was our best-performing month delivering solid positive comps that accelerated throughout the month. In October, seven of our non-merchandising divisions delivered positive comps and we saw sales growth across multiple categories.

In addition to the strong performance of our core business in October, the addition of 500 new appliance showrooms added over 200 basis points of comp benefit to an already impressive sales month. But also due to unseasonably warm weather, we experienced a more challenging sales environment in our apparel categories and I will provide more color on this in a moment.

As a company, we remain confident in our ability to generate positive earnings in 2016 while delivering EBITDA of $1 billion. And for the third quarter, our comp sales were negative 0.8% versus LY, but on a two-year stacked comp, our performance was a plus 5.6%.

Our top-performing categories, which all delivered positive comps for the quarter, included Sephora, Home, Salon and Fine Jewelry, which you may recall are all key components of our growth initiatives we laid out our analyst meeting in August. We remain confident with the ongoing strength of these initiatives as we pivot our retail strategy towards non-weather-sensitive categories.

I'm also very proud of our over 100,000 associates who are committed to the ongoing success of JCPenney and I personally would like to thank them for their dedication to delivering great customer service while maintaining a very fiscally disciplined environment.

Now let's discuss the third-quarter sales performance in more detail. For the quarter, all apparel categories, men's, kids and women, performed below the Company comp with men's apparel posting the best performance. In women's, we experienced softness in contemporary, juniors and missy; however, women's delivered strong performance in moderate dresses and junior bottoms. Although women's apparel was a challenge for us in the third quarter, we are very excited by the assortment and operational changes we've made going into the fourth quarter.

In kids, we saw softness in Disney, girl's collections and girl's tops. However, we were very pleased with the sale in boy's and girl's toddler and preschool and in our girl's active businesses. We are also very pleased with the growing strength of our private branded product in kids, which is helping us to improve our value proposition and our gross profit.

Importantly though, all of our special size businesses outperformed their prospective divisions and the total apparel business. This is a great sign for us and makes us feel really good about the emphasis we are placing on these offerings. We know this is an underserved market and our early results further our belief that this is a space where JCPenney can win.

Although we are not pleased with the overall performance of apparel, we can tie a majority of the underperformance to unseasonably warm temperatures. To put this in perspective, the US just experienced the warmest September ever on record.

Now let's discuss why we remain encouraged by the future of JCPenney. First, our beauty categories delivered significant comp sales growth. The key component to our beauty strategy is Sephora. The performance in both our existing and new Sephora Inside JCPenney shops remain great, achieving incredible results in Q3.

We opened four new locations during the quarter bringing our 2016 total openings to 61 and our total number of Sephora locations to 578 at the end of the third quarter. Our new locations continue to generate some of the best grand opening results that we've ever seen. We continue to be extremely pleased with how well Sephora continues to perform in our smaller stores and our more rural markets.

Given the success of these more rural markets, we plan to continue pursuing new opportunities through our partnerships with Sephora to develop new ideas and test various prototypes in an effort to maximize our productivity in these small stores. In fact, we are currently testing a smaller mini concept store by recently opening a Sephora Collection Shop inside a small rural store. Candidly, we are blown away by the early results and we will continue to monitor the progress as we test this through the holidays.

The clear differentiation and the ongoing success of Sephora has allowed us to expand our product offering by introducing new compelling industry-leading prestige brands into our assortment. As mentioned before, brands such as Origins, which quickly grew to be one of the top skincare brands in a relatively short period of time. We added Laura Mercier, Farmacy, Bumble and bumble to our assortment this year while expanding our product offerings with brands such as Kate Somerville, Marc Jacobs and Fresh. And as we previously announced, we are pleased to report that we now have Clinique, the number one skincare brand in America, in a select number of Sephora Inside JCPenney shops with the plan to expand this prestigious line into more locations post-holiday.

Look, we know the ongoing success of Sephora in JCPenney will continue to gain marketshare while driving growth and this growth will be driven through new store openings organically within existing store locations and through new brand introductions and expanded product offerings.

Another key component of our beauty strategy is Fine Jewelry. (inaudible) for Fine Jewelry was one of the top-performing businesses and delivered solid positive comps. This category outperformed particularly in carat gold and diamond fashion and in gemstones and all of these categories delivered positive comps for the third quarter.

A final component of our beauty strategy is our Salon business. jcpenney Salon business drove positive comps for the quarter and we continue to see benefits from the rebranding to Salon InStyle. Not only are we experiencing positive revenue growth in Salon, we also are experiencing a significant decrease in stylist turnover in our rebranded salons. The InStyle rebranding has allowed us to attract a more experienced stylist who brings an existing book of business with them to JCPenney. And as a reminder, we have over 800 Salon locations, which makes JCPenney the largest salon business under one name in America. This category is a clear differentiator for us that drives significant traffic and frequency and business to our stores.

And our second strategic growth initiative is our home refresh strategy. We delivered positive comps in our home division for the third quarter. And areas of strength in home included sheets, bath accessories, cookware and furniture. We are also extremely pleased with our decision to expand major appliance to over 500 stores. We opened an unprecedented 113 appliance showrooms in one week in an attempt to capitalize on the Columbus Day selling weekend and although we are very pleased with the sales results and the customer feedback from this initiative, the appliance reset process was more complex than we anticipated.

All of the activity in the stores created a degree of disruption to our business in the months of August and September that negatively impacted overall sales. We literally touched and rearranged one half of our stores to accomplish this reset, but our goal was simple. We felt it was important to enter this appliance business in a meaningful way going into key holiday selling periods and the good news is all stores were set and all showrooms were opened by the first week of October.

After all the resets were completed, the business disruptions went way and the overall business took off for the month of October. Therefore, we feel this was a correct long-term strategic decision for JCPenney and we look forward to reaping the benefits of our Q3 disruption during this all-important holiday selling season.

Appliance sales both in store and online continue to drive significant comp sales growth and improve productivity in our Home Store and, as I mentioned earlier, for the month of October, our only complete selling month with 500 appliance showrooms, the appliance business contributed over 200 basis points of comp benefit to the monthly sales comp.

In fact, in Q3, appliances became the third-biggest component of revenue of our Home Store at this very early stage of the initiative. We have a strong partnership with our appliance providers Samsung, LG and GE and we know we have many opportunities to grow this business.

We are also very excited about the early results of Ashley Furniture and Empire Today flooring and these two initiatives are allowing us to improve productivity in our Home Store while creating differentiation from our brick-and-mortar and our e-commerce competitors. And as you know, our new home refresh initiatives are a key component to the foundation of our growth strategy and we are very encouraged by the strong sales performance in the third quarter.

Looking back at the third quarter, I'm very pleased with the execution of our teams, especially in this challenging retail environment. I'm also pleased that all of our growth initiatives are delivering positive results and creating points of differentiation. We are well-positioned to drive further growth and profitability, win marketshare and increase our top line while remaining fiscally disciplined. And with that, I'm going to hand the call over to Ed to provide more detail on our financial results.

Ed Record^ Thank you, Marvin and good morning, everyone. As Marvin said earlier, the third quarter was clearly challenging from a top-line perspective given the headwinds we faced primarily from the unseasonably warm weather in September and the in-store disruptions from our appliance rollout.

While our apparel businesses were negatively impacted, we had strong performances in several non-weather-dependent categories to help offset this softness. Our ability to execute on our current sales initiatives and our disciplined expense management continues to drive improved profitability. This quarter clearly demonstrates our ability to drive EBITDA growth even with the top-line performance below our expectations. We remain on target to deliver our $1 billion EBITDA goal for 2016.

With that, I will now take you through the Company's third-quarter financial results. Comparable store sales declined 0.8% for the third quarter. However, on a two-year stacked basis, our comp store sales increased 5.6%. The weather had an adverse impact on our apparel categories throughout most of the quarter and all performed below the Company comp.

In looking at the monthly cadence, October comped positively and was our strongest month of the quarter. All divisions, except women's apparel and women's accessories, were positive in October, a clear indication of the ongoing strength of our new growth initiatives.

Our strongest performing categories for the quarter were Sephora, Home, Salon and Fine Jewelry. Geographically, the Pacific and Northwest regions were our best performing regions.

For the quarter, average unit retail was up versus last year while units per transaction and transaction counts were down. However, October's positive comps for sales results were driven by and increase in transaction counts.

We are extremely pleased with the private label credit card penetration. For the third quarter, the penetration rate on our card continued to improve and was the highest percent in many years, increasing 200 basis points versus last year.

During the quarter, we opened one new store in San Bernardino, California at Inland Center and last week, we relocated one new store in Salinas, California to a new space within Northridge Mall. Both of these stores were landlord-funded projects and each offers an appliance showroom, a Sephora Inside JCPenney and a Salon by InStyle.

We are very pleased with the strong openings in both of these new locations. Consumer response has been great and in fact, hundreds of people were lined up and waiting on each of these stores' grand opening day.

Looking ahead, we expect the fourth quarter to be our best-performing quarter of the year as we fully realize the impact of our 2016 sales initiatives. The ongoing success from our new Sephora Inside JCPenney locations, our center core refreshes and our home initiatives, including major appliances, expanded window treatment offerings and Ashley Furniture, will continue to drive incremental sales and gradually lessen our dependence on apparel.

As we pivot our retail strategy towards these and other non-weather-sensitive categories, we expect the strength and performance from these initiatives will help drive our fourth-quarter comp store sales performance to be in a range of approximately 2% to 5%.

Having said that, and given the softer-than-expected sales in Q3, we have updated our comparable store sales guidance on a full-year basis to now be in the range of a positive 1% to 2%.

Now let me turn to gross margin. Gross margin for the third quarter was 37.2% of sales, down 10 basis points on a year-over-year basis. The slight decline in gross margin rate was primarily due to an increase in delivery expenses related to dotcom growth, major appliance selling margins and higher clearance markdowns.

Looking to the fourth quarter, we expect gross margin rate will be up compared to the same period last year. Remember that last year's fourth-quarter gross margin was impacted by the unprecedented weather conditions that drove increased markdowns in our seasonal merchandise categories. As such, we don't expect the same level of seasonal markdowns this year given our reduced inventory, more conservative approach to seasonal goods and normalized weather patterns.

In addition, we know we have further opportunities to expand gross margin in Q4, which include initiatives such as improved clearance profitability, the implementation of new pricing analytics and supply chain efficiencies. These gross margin improvements will be partially offset by the ongoing growth in both our dotcom and major appliance businesses. Given our year-to-date performance through Q3 and our fourth-quarter expectations, we've updated our full-year gross margin guidance to now be roughly flat compared to last year.

Now turning to expenses, third-quarter SG&A decreased $59 million dollars to $888 million and leveraged 160 basis points as a percentage of sales compared to last year. These savings were primarily driven by corporate overhead, reduced incentive compensation and store controllable expenses.

Our stores team continues to deliver a great customer experience while maintaining fiscal discipline. Looking ahead to the fourth quarter, we expect SG&A expense dollars to be up compared to last year driven in part by higher advertising expenses to support our growth initiatives.

In addition, we recognized a one-time favorable adjustment to credit income in the fourth quarter last year that won't be repeated this year. Having said that, fourth-quarter SG&A expenses are expected to leverage as a percentage of sales compared to the same period last year.

As a reminder, we record the annual mark-to-market adjustment to the Company's pension plan during the fourth quarter. The resulting adjustment, if there is one, is unknown at this time, but could have a non-cash impact on our financial results favorable or unfavorable for the fourth quarter.

Our commitment and focus to becoming a more efficient and leaner organization while permanently reducing expenses remains strong and we will ensure our initiatives do not adversely impact our customers' in-store or online experiences.

Now let's talk about profitability. EBITDA increased $36 million for the third quarter to $172 million, a 26% improvement from the same period last year. Adjusted EBITDA increased $63 million in Q3 to $174 million reflecting a 57% improvement versus last year's third quarter.

Our third-quarter earnings per share improved 42% to a loss of $0.22 versus a loss of $0.38 for the same quarter last year. Adjusted earnings per share improved 54% to a loss of $0.21 per share for the third quarter this year compared to a loss of $0.46 per share last year. We continue to execute on all of our sales, margin and expense initiatives and remain confident in our ability to deliver EBITDA of $1 billion this year.

Moving on to our balance sheet and capital structure, we are very pleased with the two-notch credit rating upgrade we received from Moody's during the quarter, a clear indication they recognize the progress we've made and the strategic initiatives we have in place to continue to drive growth and profitability.

During the third quarter and as planned, we drew against our ABL to help fund seasonal working capital needs. We ended the quarter with $162 million in outstanding borrowings and we expect to repay the outstanding balance in full after Thanksgiving. As such, our liquidity position at the end of Q3 was approximately $2 billion. In August, we used available cash to retire $78 million in notes that matured bringing the total outstanding debt retired year-to-date to $138 million.

Now to an update on the sale and partial leaseback of our home office building, we remain under contract with a potential buyer and are nearing the final stages of the due diligence period. The sale of the building is expected to close in Q4 and we will provide an update once the transaction is complete. We continue to expect we will utilize the proceeds from the sale of the building primarily for debt retirement.

Turning now to cash and inventory, cash and cash equivalents at the end of the third quarter were $183 million, $455 million below last year's third quarter. As a reminder, we utilized $500 million of cash on hand in the fourth quarter last year to pay down debt.

Inventory was $3.691 billion, up 0.6% compared to the end of third quarter last year. Of note, approximately 140 basis points of this increase is due to the floor samples we own for both major appliances and Ashley Furniture. We feel good about our current inventory position as we head into Q4 and our all-important holiday selling season. Merchandise accounts payable was $1.493 billion, up $40 million over the same period last year, primarily due to our improved vendor payment terms.

Now let me walk you through our updated full-year guidance. Comparable store sales are now expected to increase 1% to 2%. Gross margin is now expected to be flat versus last year. SG&A dollars are expected to decrease versus last year. EBITDA is expected to be $1 billion. Adjusted earnings per share is expected to be positive and free cash flow is expected to improve versus last year.

In closing, we continue to execute effectively on our strategic initiatives as we drive towards our $1 billion EBITDA goal this year. As we have said before, even with the comp sales in the low single digit range, we have multiple pathways to achieving our EBITDA target and our teams remain committed and focused to delivering on this goal. With that, I'd like to now turn the call back over to Marvin.

Marvin Ellison^ Thank you, Ed. I would like to close with an update on our strategic framework while emphasizing the key initiatives we believe will help us to deliver a strong fourth quarter. As you know at JCPenney, we are focused on three strategic priorities and our first priority is private brands. We are committed to continuing to leverage our tremendous sourcing and private brands infrastructure to become the most efficient retailer at producing a portfolio of private brands with style, quality and value.

And as a reminder, we have sourcing offices around the world and over 200 in-house designers based in Dallas and in New York City and we see this as a tremendous competitive advantage for a value-based retailer.

For the holiday season, we will leverage our private brands platform to launch a campaign highlighting gifts under. We will have gifts under $5, $10, $15; gifts under $20 and gifts under $25, complete with an online gift hub. Because we are leveraging our private brands infrastructure to launch this strategy, we will offer great value to our customers while protecting our gross margin.

Our consumer research and our Power Penney Day promotions have taught us that value drives foot traffic to our stores and our associate engagement drives attachment and AUR growth.

Second, we are committed to becoming a world-class omnichannel retailer. In the third quarter, nearly 40% of our online orders were picked up in a store. This points to the early adoption of our buy-online-pick-up-in-store, or BOPIS strategy during the third quarter. We are also excited with the growth potential of our omnichannel for the holiday season.

Mike Amend and his omnichannel team have made several enhancements going into the holiday season, including an over 40% increase in online SKUs versus last year to allow us to continue to drive this business.

We are also pleased that, for the first time, we will have BOPIS available in all stores for this all-important holiday season and the customer experience with BOPIS will improve by the rollout of a Droid-based mobile device to all stores. These new mobile devices that we call the Mobile Warrior will provide a mobile checkout functionality for customers to pick up their BOPIS order. No longer will a customer have to find a service desk or stand in line. They can simply identify an associate and have their order processed on the selling floor.

This is a classic example of what we call a second-mover advantage, by utilizing updated technology to not only catch the competition, but to leapfrog them. This new functionality, along with our new mobile app, our improved store fulfillment and our enhanced delivery capabilities, will increase revenue in the fourth quarter.

And our final strategic priority is increasing revenue per customer. More than ever, consumers are choosing to spend their money on updating and refreshing their home and we believe that JCPenney is in a unique position to offer a compelling assortment within major appliances, window treatments, furniture and flooring. These businesses are high-ticket items, which allow us to leverage our outstanding credit offering.

In addition, because often times customers like to see large ticket items in person before making an investment, our home refresh strategy offers JCPenney a clear advantage and differentiation from our e-commerce competitors.

As I stated earlier, our new home refresh initiatives are a key component to the foundation of our growth strategy, so let me update you on how these initiatives will be instrumental in our fourth-quarter sales.

First, as many of you know, Black Friday weekend is the highest volume appliance selling period of the year and JCPenney will be in this market for the first time driving net new sales revenue. We expect to take even greater advantage of this critical weekend by opening our doors at 3 PM on Thanksgiving.

John Tighe and the merchant teams have done an outstanding job of partnering with Samsung, LG and GE to bring incredible value to all stores during this all-important selling period. Some of the great deals include $293 for a Hotpoint washer or dryer; $994 for a Samsung French-door refrigerator. Both of these great offers are on the front cover of our Black Friday ad. Or for those looking to update all of their kitchen appliances this season, we are offering some great packages to include a Samsung stainless steel package that includes a fridge, an electric range stove, microwave oven and dishwasher for around $1,700, or $50 a month through our incredible promotional financing offer.

We are also offering the extremely popular LG black stainless steel package for less than $2,500, or $70 a month. Although these prices may seem excessive, they are a great value and our credit offer makes this product very affordable for our core customers.

Joe McFarland and the store team have recruited and trained outstanding appliance associates who know the business and are delivering outstanding results. And Mary Beth West and the marketing team have developed a national media campaign for the holiday season that will communicate the outstanding brands and value to a national consumer audience.

We are obviously very excited about our appliance business in Q4 given the early success we've seen in this category and, as I mentioned earlier, appliances drove over 200 basis points of comp benefit in the month of October and with the increased penetration during the upcoming months, we expect this comp benefit to accelerate during the holiday season and in the fourth quarter.

And second, we are adding toys to our assortment this holiday season. During our consumer research of the Modern American Mom, or MAM, she expressed a strong desire for us to carry this category during the holiday season. Toys generate excitement, frequency and is highly cross-shopped and we think will help to elevate our holiday offering, as well as elevate our relevance.

And finally, as a way to emphasize our national brand portfolio and our commitment to value, we are introducing a low-price guarantee this holiday season. Effective November 17, if a customer finds a lower current advertised price on an identical item within 14 days after purchase at a competitor, they can bring that ad to JCPenney and we will beat that price by 5%.

With the Company's new lowest price guarantee, customers can be assured that they will always get their pennies' worth at JCPenney. And although private brands is a key strategic initiative, we are also committed to making a strong value statement in our key national brands such as Nike, Levi's, Dockers, KitchenAid, Keurig, Citizen, Converse, Adidas and many more and the Company's lowest-price guarantee is available every day, including Black Friday.

This speaks directly to our focus on value because we know customers come to JCPenney not only to find great quality and style, but also value for their dollar. We will continue to provide updates on our strategic framework of private brands, omnichannel and increasing revenue per customer on future calls.

The new mission statement of JCPenney is to help our customers find what she loves with less time, money and effort and this mission ties directly to our goal of delivering profitable earnings this year. With that, Candace, we are ready to open the line for questions.

+++ q-and-a

Operator^ Thank you. (Operator Instructions). David Glick, Buckingham Research.

David Glick^ Thank you, good morning. Marvin, I just thought I would start trying to understand the connection between the appliance rollout and the weakness in the apparel business. I'm wondering did it take some advertising focus away from some other categories. And I'm just a little confused as to how, when you have an appliance rollout on the home floor, how that affects the apparel business typically in a different part of the store. That's the first question. Thank you.

Marvin Ellison^ Okay. I would say -- so two points. We talked about weather impacting the apparel business and we think it was worth at least 100 basis points of negative comp impact, if not more than that.

But relative to appliances, in order to get this done within the timeframe that we accomplished it, we had to leverage payroll throughout the entire store. So not only did it impact the Home Store, it impacted payroll and management focus throughout every part of the store.

To kind of put it in perspective, we put appliances in over 500 stores, so literally it was one half of our entire chain was impacted by the movement of product coming in the back room, reset fixtures and really the focus of the management team.

Relative to the marketing strategy, we really learned a lot in the third quarter relative to what resonates with customers. So it wasn't necessarily that we took marketing dollars away, I think it was more of a focus and a cadence and what really impacts the business in a more consistent way.

But when I look at the retail focus and the apparel focus and what happened, it's a combination of weather; it's a combination of management attention span; it's a combination of the marketing team trying to determine how to drive every area of the business with a new category.

Now, knowing what I know today, will we do it again? We'd do it again 100 times over because, as I said, when we had every showroom set the first week of October, the business took off. Not only did the appliance business take off, but the entire store took off because we had a focus; we had clear understanding of what we were driving and we had no more distractions. I think it set us up very well for the fourth quarter and for 2017 and we made a commitment not to think about this short term, but think about it as far as a long-term strategic benefit of the Company and we think we made the right decision.

David Glick^ Thank you. As it relates to apparel, other than weather, are there some assortment issues? It's interesting that some of your peers have reported yesterday are calling out apparel as a relatively strong category. Now, some of those retailers aren't putting up positive comps in apparel necessarily, but they are seeing an improving trend. I'm just wondering if there are any underlying issues in some of your apparel strategies other than just weather.

Marvin Ellison^ Well, I would say we made some assortment changes going into the holiday season. The good news is our inventory position allows us to really have new styles, trend-ready product ready for the fourth quarter, ready for the holiday season. We made some assortment changes primarily in our women's apparel business that, looking back on it, we probably had a few styles, choices, colors that may not have resonated well, but that is just the apparel business. I don't know that any retailer is in any different situation.

But what we cannot articulate is any big trend shift that we missed or a massive assortment change that we are making because the business didn't perform well. I think it's also worth noting that if you look at our two-year stack comp, and we still have over 5.5% and so improving on a deep negative comp is different than improving and having a two-year stack of over 5.5%.

So, don't get me wrong, we are working very hard and taking a long look in the mirror on the things that we can do better. However, we don't see any major misses. Weather impacted us and that's not an excuse; it's a fact that we can quantify and we are going to make the necessary adjustments going into the quarter and we feel very, very good about Q4 and very good about the holiday season.

David Glick^ Thank you. And if I can add one for Ed if I could. The plan that you laid out at the Analyst Day calls for continued pretty significant continued improvement in EBITDA over the next couple of years. Just a question. If your comp store sales continue at this very low single digit rate, what kind of EBITDA levels can you hit and do you have some alternative strategies at a lower comp store sales level to still be able to hit your targets?

Ed Record^ Good morning, David. We are not ready to back off the top line yet off of what we laid out two months ago. We had a bad quarter, but we still believe in the growth initiatives we've laid out and still believe we can achieve a 3% CAGR going forward. We had a 4.4% two years ago; a 4.5% last year. This year will be in the 1% to 2% in a tough environment and we think we can get back into that 3%.

If we are short of that 3%, we will continue to look at SG&A as we have been and we still think there's opportunity in margin, but we are not ready to back off the top line yet.

Marvin Ellison^ And David, the only thing that I will add is, again, we are looking at Q3 in totality, but we are looking at the month of October as really the month that reflects having all of our initiatives fully implemented and minimizing self-imposed disruption on the major changes that we made and the adjustments that we made to our strategy, including marketing. But we believe October is a great example when everything kicked in and even without appliances and the 200 plus basis points that it contributed to October, we were performing exceptionally well with seven out of nine divisions positive comping.

So when we think about the 3% going forward; when we think about Q4, we are very confident because October gave us a clarity of what is possible when everything is fully implemented and we are going to believe that's going to reflect in Q4 and the holiday season.

David Glick^ Great. Thanks for the color. Appreciate it. Good luck.

Operator^ Paul Trussell, Deutsche Bank.

Paul Trussell^ Good morning. Just to continue on the topic, Marvin, it's great to hear that the quarter ended on a positive note. However, that occurred in the second quarter as well. So can you help us understand why you believe October traffic trends were truly so different from what you saw in August and September and turned positive and why that can sustain or even accelerate going forward? Perhaps do you have any comments on November-to-date trends and what else excites you as we think about these coming holiday months?

Marvin Ellison^ Yes. So, Paul, when we think about October and we think about the coming holiday months, it really centers on the fact that this will be the strongest month and the strongest quarter for appliance penetration in the retail industry and we are going to have 500 net new showrooms and over 1,200 SKUs online in the most important holiday selling season for appliances. And this will be net new versus LY, so that's one piece that gives us enormous confidence.

We have 64 net new Sephoras with an expansion of product offering across all of them that will be available in Q4 that we didn't have last year. We have over 350 stores with new center core environments that are performing significantly better than non-center core stores.

We talked about apparel being soft, but we also mentioned that all of our special size businesses outperformed their respective divisions, so we feel great about having our Boutique, our plus-size shops in over 200 stores.

We talked about BOPIS, buy-online-pick-up-in-store, and having now a technical functionality where a customer can come in and we can mobile check them out without standing in line. We didn't have BOPIS in any store for holiday last year. We have it across the chain. And I can keep going on and on and on.

So we have tangible data, not really hope and prayers, on how well the holiday season in the fourth quarter will play out and October was the key month for us because, as I mentioned before, we opened 113 appliance showrooms in one week to get ready for Columbus Day. And so although the last month of Q2 ended strong as well, the difference is we didn't have 500 appliance showrooms driving traffic and creating a different customer opportunity and we have that now. So those reasons are why we feel pretty confident.

Paul Trussell^ And so it's fair to assume that October comps performed within the range that you are guiding to for Q4?

Marvin Ellison^ Yes, and they actually outperformed what we guided to.

Paul Trussell^ Understood. And then lastly, Ed, gross margins have been relatively flattish year-to-date. Can you just take us through some of the puts and takes on how we should be thinking about this line item over the near and medium term?

Ed Record^ Sure, Paul; this is Ed, I will take that. Frankly, we continue to make progress on gross margin, but it continues to be offset with increased shipping expenses as we continue to drive dotcom. And the rollout of major appliances has a negative impact on gross margin. But we feel good about the progress we are making. Particularly in Q3, we made significant progress on our private brand margins. They dramatically outpaced our national brand margin, so we feel good about that and feel good about continuing that as we move forward.

We know we continue to have opportunity around shortage, which frankly we haven't made much progress on this year, but we've got a new team in place and we expect to get good results next year. We've been doing a tremendous amount of work around supply chain and we expect those savings to come next year.

We continue to work through our receipt management and localization efforts and we feel like we should start seeing benefits next year as we roll those out, and then we brought up a whole pricing analytics team, which frankly we just got actionable results out of for this quarter. We expect to see some benefit in Q4 and a lot of benefit out of next year. So we are still optimistic about the opportunities we have ahead of us in gross margin.

Paul Trussell^ Thanks, guys. Good luck.

Operator^ Steve Ruggiero, R.W. Pressprich.

Steve Ruggiero^ Thanks for taking the questions. The first one is can you quantify the third-quarter negative comp impact that would be attributable to the disruption from the appliance rollout?

Marvin Ellison^ What we can quantify is, when we look at the overall comp benefit of appliances for the quarter, it was slightly north of 100 basis points. But then as we look at the disruption in being able to execute merchandising sets and being able to effectively get product flowed to the store; being able to have prices changed on time; being able to have the store staffed appropriately in customer-facing areas, we think the impact of the negative disruption offset that significantly.

Again, having said that, we are very pleased with the decision we made because we are not thinking about this in a short-term way. The Company is still in turnaround and often times, you have to make decisions that may impact you negatively in the short run that have a great long-term benefit and we simply see this as a great example of that.

We understood, having spent time in the appliance business, that it was critical for us to have these stores set, staffed and a marketing plan created going into Columbus weekend and going into the fourth quarter because of the high penetration that occurs during the Black Friday selling period and also that occurs in the month of January.

So we pushed this through at a very aggressive pace, but it was the right thing to do strategically and we think financially we are going to reap the benefits and we already are, quite candidly and we think we will reap them for the remainder of the quarter.

Steve Ruggiero^ Okay. Just one follow-up on Sephora. Obviously, a lot of success there, positive same-store sales that you've advertised not only in the first year, but in the second year when you had Sephora Inside JCPenney shops. The question I have is is that same-store sales growth more about AUR or is it units per transaction, transaction per store? If you could give us a little indication on that.

Ed Record^ The AUR has been inching up slightly there, but it's really about units in transactions, and just a little more information. We continue to see these comp positively throughout the lifespan. We've been in this business now for 10 years and as you look at these groups of stores by year-open bucket, they are all comping positively, so we are really excited about the business and, again, it's being driven by more customers coming in making more transactions.

Steve Ruggiero^ So better foot traffic?

Ed Record^ Yes.

Steve Ruggiero^ Okay. Thank you very much.

Operator^ Neely Tamminga, Piper Jaffray.

Neely Tamminga^ Good morning. Marvin, I want to talk a little bit more about appliances and more importantly about looking forward on appliances. So a couple things here. One is how are you guys thinking about your in-stock positions, or available to ship, however we want to call it if you don't actually own the inventory because that's obviously a key component of customer service, the ability to deliver in a reasonable amount of time and it sounds like you guys are doing pretty well? My own personal experience has been that you guys have been on backorder a little bit. So just kind of curious what is going on with that.

And then secondly, and looking more maybe into 2017, in October, you guys rolled out the 500. I think you've been doing some tests around having both furniture, flooring, windows and appliances all under one ecosystem and roof. Is 1+1+1+1 greater than four both in terms of top line, as well as margin contribution? Thank you.

Marvin Ellison^ I will take the first part of your question. On backorder and availability of inventory, we feel like we are in a great position. Typically, if a backorder exists on a specific brand or item, it is an industry issue, not necessarily a JCPenney issue. You have a couple of really hot brands like the black stainless steel that really took off and it became an out-of-stock issue really for the entire industry.

But relative to our competitive set, our ready-to-ship and our ship-and-delivery windows are equal to, if not better, than any appliance player in the market and we, as you can imagine, spend a lot of time comparing ourselves to the competitive set. So we feel really good about where we are and again, we have a very seamless process. You come in the store. If you don't see the model you want on the floor, we can take you online seamlessly; show you over 1,200 additional items and then you can pick your item; you can choose your delivery date; we can set up the delivery, the install and the haul away in one seamless process and that's something that we are very proud of. So we feel really good about it and our consumer feedback has been very positive.

Relative to looking at the Home Store and some of the other initiatives, I think the most important thing for us is that the Empire flooring is still in pilot stage. We have it in 10 stores ending Q3. We are going to probably add a few more stores this quarter. We are very pleased with the productivity improvement in the space that it took over, and looking at the whole Ashley's piece, we are excited about the productivity improvements that we have relative to the furniture assortment we had prior to Ashley's is significantly outperforming where we were, but we haven't made a decision on how aggressively we are going to roll out furniture and flooring.

Now as I look at it business to date we have Empire in roughly 18 stores. We've added eight more and we are going to continue to look at it. But appliances, we are going to evaluate the business after holiday and we will make a decision on how much farther we expand. We have a couple of different footprints that we have in place. We will monitor the productivity of each footprint and then that will give us a pretty clear assessment based on the existing fleet of stores we have how many can physically take it and what the productivity will be.

So we will update you and others in the first part of next year on what the expansion looks like.

Neely Tamminga^ Good. Thank you. Best wishes this holiday.

Operator^ Omar Saad, Evercore ISI.

Omar Saad^ Thanks, good morning. I wanted to ask about the private label apparel comments you were making, the private label business in general. Maybe you could provide some more insight what's going on in that business? It sounds like it's a competitive advantage; it's a key long-term opportunity. It's not quite there and performing the way I think perhaps we might have expected or you had hoped. Maybe you could provide a little bit more detail around the strategies there and what needs to happen for it all to come together and really be a bigger contributor to the total store comp.

Marvin Ellison^ Well, we actually feel really good about the private brands. We ended a little north of 55% penetration in the quarter and so we are making good progress. For us, it's simple. We don't want to relive mistakes of the past, so we can easily accelerate this business and start to just add more brands, but John Tighe and his merchant team have been taking very methodical steps as we edit the assortment, to edit out brands that are really labels that have no really brand relevance with the customer. And if we can replace one of those brands that doesn't have brand rub as what a private brand and create a better cost advantage for us, a better quality for the customer at a lower price, then we will transition those brands.

You are going to see us continue to improve and increase the penetration, but, as I said earlier, we also love our national brands and so what our customers have said to us in our consumer research is that they want perception-shifting national brands. They want Nike; they want Levi; they want Dockers; they want these brands that resonate, but they also want great style, quality and value. And so we believe that we can accomplish both, but as the old saying goes, we are going slow to go fast, so we don't try to hit a penetration percent and by doing that, we are not serving the needs of the customer.

Our gross profit is improving in our private brands. We are making great progress in the kids business. We are making great progress in our men's business. We are making great progress in our intimate apparel business, but we are just taking methodical steps and we have a vision in place where, when you walk in our store, we want to have great private brands that can shout value and quality and perception-shifting national brands that we will price-match guarantee so the customer will know when they come in our store that they will always have the best price.

Omar Saad^ Thanks, Marvin. And then could I ask a follow-up around the SG&A investment you are making back in the business? SG&A dollars have been declining for some time, no surprise there. When do you think you could start to maybe turn that spigot back on a little bit and start to reaccelerate some investment back in the business, whether it's marketing, or talent, or store refreshes, or other areas that you might -- IT -- other areas you might see the need for increased investment?

Marvin Ellison^ Well, I will take the first part. If Ed has anything to add, he will. Ed mentioned in his prepared comments that we are actually investing in Q4 in marketing. So we will have a slight tickup in SG&A relative to last year because we are putting more dollars into marketing just to make sure that our share of voice is strong during this very important holiday season.

And let me remind you of some investments we've made in the stores. So we've added 61 new Sephoras. We've added over 500 new appliance showrooms. We've added over 350 new center core environments. We put in a Boutique+ in 200 stores, our women's plus-size store environment. We rebranded roughly 100 salons to Salon by InStyle. So we are making investments in the environment and we are in the process of taking our entire shoe floor and we are converting it to open sale.

So we are making investments. What we are trying not to do is to make investments that, A, don't create the desired return on invested capital measurement that's important to us, but also we want to make sure that we are putting the shareholders' capital in places where we can get the right return. We are also making significant investments in IT. We have an Oracle implementation that is underway. We are making investments in the e-commerce business.

One of the reasons why we are able to leapfrog our competition is not only because of leadership and expertise we recruited to Mike Amend's team, but we are making pretty significant investments in that. I think what you are seeing in the reduction is simply just being more productive and more efficient. We have to spend relative to our revenue. We're doing a better job of that, but I want to make sure that you have confidence that we are absolutely positively investing in the business.

Omar Saad^ I appreciate the response, Marvin. Best wishes for holiday.

Operator^ Kimberly Greenberger, Morgan Stanley.

Kimberly Greenberger^ Great. Thank you so much for taking the question. I'm wondering if you can look out to next year. I think you said on a preliminary basis you felt like you could reaccelerate comps to the 3% level for next year. Does that allow you to get to that $1.2 billion EBITDA target? And if for some reason comps were to come in a bit softer than the 3% level, could you just talk about any flexibility in SG&A or other levers that you might have to try to hit that $1.2 billion target? Thanks so much.

Ed Record^ I will take that. We do expect comps to accelerate next year. As Marvin talked about, all the initiatives we rolled in this year, we get most of them, we've gotten one to two quarters of benefit and we see that flip-flopping into next year, continuing to benefit and obviously we have initiatives for next year.

We've said we are going to open more Sephoras next year than we did this year. We are assessing whether appliances go beyond 500 doors. We haven't talked about it, but we expanded 500 of our window treatment areas this year; we expect big paybacks next year and we think there's a big opportunity around that business. So we do expect the business to accelerate next year. With comps in the 3% range right now and we will give guidance again in February, but we still think that the $1.2 billion is attainable.

If the environment is closer to this year and it's 1%, frankly we haven't looked at it yet. We still need to dig through that and see what that means; and can we get more margin if the comps slow down and we plan for that, that's one of the questions we would need to answer. We don't think there's $200 million more in SG&A to take out to get us there, but can margins accelerate if comps are slowing; we'd have to look at that, but right now we still think we can hit the 3% or better comps for next year.

Kimberly Greenberger^ Thanks so much.

Operator^ Jeff Stein, Northcoast Research.

Jeff Stein^ Good morning, guys. Just wondering if you can share with us some of the metrics on appliance sales and are the additional 500 stores here, early on, are they producing similar metrics to the initial group of 20 that you tested last year? And I'm thinking of things like number of credit cards, cross shopping the store, warranty attachment rates and so forth. Thank you.

Marvin Ellison^ Yes, Jeff, at a high level, the answer is yes. The protection plan attachment rate is still at levels that I've never seen before; and I've been in this business for 15 years. So we are very pleased with that. We are very pleased with the productivity that we are seeing from a gross profit dollars and a sales per square foot. We are pleased with our credit performance. Ed mentioned that we had the best credit penetration number in many years and candidly it may be from a private label investment we've ever had and that really ties to that category as well.

Even where we are in the mall competing against other appliance retailers, those stores are outperforming the population of other stores with appliances. So we feel great about the start, but, as I said before, we didn't get a really clear read on it until the month of October. We were feverishly putting these 500 showrooms in place. As I mentioned, we opened 113 stores in one week to hit the Columbus Day selling period, but October is a great month for us to really understand the business.

If you look at the business just going into holiday, we feel like we are very well-positioned. The two items we have on the front cover of our ad are priced very competitively to the marketplace and we think we are going to continue to drive significant comp benefit above the plus 200% basis points we saw in October.

Jeff Stein^ Great. One follow-up question and this relates to your private-label strategy. Women's still was an underperforming category for you during the month of October and I'm wondering is your private label strategy more of a push or a pull strategy? In other words, any concern that perhaps you are pushing too hard to try to get to the kind of penetration rate ultimately that you've outlined at your Analyst Day and maybe you could talk a little bit about the comps in women's private label versus branded product in women's? Thank you.

Marvin Ellison^ It's a fair question. Historically, women's apparel has always been the highest penetrated private label department of the store and so we have not made dramatic shifts from a national versus private branded product in women's apparel. The only thing that we've done is removed brands that were brought in in the previous leadership that simply were not working.

So what we are seeing in women's apparel from a softness doesn't have a lot to do with the assortment. I think it has just more to do with the fact that we didn't manage through the weather as effectively as we liked, but as we look at what is working in women's apparel; active is working exceptionally well. We are going to be expanding Nike in a big way. That's going to be very, very important. Our private brand in Xersion as an example is also performing well from an active wear.

We are going to shift to be a little bit more casual. Historically, you think about JCPenney for women's apparel, it's more career-focused, it's more traditional and we are starting to pivot to be more casual. That's one of the lessons learned for us coming out of Q3. So you walk in our stores today, you will see a much more casual floor because we believe that's simply how customers are dressing and we are responding to that.

And also, we are going to focus a lot on value. Value wins and where we've tested value, it's working for us. So what I will say to you is a lot of lessons learned for us in Q3. Some weather; some self-inflicted. But, as I mentioned, we've made the appropriate changes going into Q4 and we are very pleased with how we are progressing and we believe that we are going to have a much stronger performance in women's apparel going forward.

Jeff Stein^ Great. Thank you very much.

Operator^ Matthew Boss, JPMorgan.

Matthew Boss^ Thanks, guys. So, on October turning back to positive comps, how was gross margin performance in October versus the quarter? And if you could just walk through the gross profit dollar math on how you see the appliance transition driving bottom-line dollars over time I think would be really helpful.

Ed Record^ Sure, Matthew. When you look at gross margin by month, we obviously get vendor support, so it's a little skewed, but October exceeded plans significantly so we don't feel like we bought the comps in October. So, frankly, the margin was more difficult in August, September, particularly as we were taking clearance markdowns in August.

And then as we look forward to appliances, I think was the second part of your question, it does run a lower margin as a percent of sales, but a higher margin per square foot. And so when you look at that with the incremental staffing we have to do and the incremental advertising, it's still accretive to EBITDA as we move into 2017 and particularly into 2018. So it puts margin pressure on the business, but, at the end of the day, the total bottom-line EBITDA is at the Company or accretive to the Company.

Marvin Ellison^ Matthew, the only thing I will add to that is, just as a reminder, the space that appliances is taking in the Home Store, the space was terribly unproductive based on some of the old initiatives from the previously failed strategy. So for us, it's incremental from a gross profit dollars, significantly incremental from a sales per square foot. So if you just consider the fact that the space was underperforming and unproductive and we brought in a category that has one of the highest sales-per-square-foot dollars in the store, we really feel like it's a win-win across the board financially.

Matthew Boss^ Great. Marvin, just to clarify, so are you saying October same-store sales were up mid-single digits and have you seen this continue into November?

Marvin Ellison^ We would say low single -- mid-single digits for October and because this is such a unique selling period, we are not going to get into inter-quarter results because, as you know, we have so many huge selling days in front of us. But what I will say is that when we think about 500 plus appliance showrooms net new; 61 net new Sephora locations; 350 net new center core environments; BOPIS in all stores, and I can go on and on and on, just timed for holiday, we feel great about our sales possibilities for the holiday season and the fourth quarter.

Matthew Boss^ Okay. Great. Best of luck.

Operator^ Thank you. That concludes our question-and-answer session for today. I would like to turn the conference back over to Mr. Ellison for closing remarks.

Marvin Ellison^ Thank you for your questions. Have a blessed holiday season and we look forward to talking to you at the end of Q4. Thank you.

Operator^ Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program and you may all disconnect. Have a great day, everyone.